Exhibit 99.1
GENERAL CABLE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
HIGHLAND HEIGHTS, KENTUCKY, June 8, 2015 – General Cable Corporation (NYSE: BGC) today announced that its Board of Directors has named Michael T. McDonnell as President and Chief Executive Officer and member of the Board of Directors, effective July 1, 2015. Mr. McDonnell, who was previously Chairman, President and Chief Executive Officer at TPC Group, will succeed Gregory B. Kenny, who has led the Company since 2001 as President and Chief Executive Officer. Mr. Kenny will retire as of July 1, 2015, but will remain available to Mr. McDonnell and to the Board in an advisory capacity through year-end. John E. Welsh, III will remain Chairman of the Board.
“After a comprehensive search that included a number of highly qualified candidates, we are pleased to name Mike as the new President and Chief Executive Officer of General Cable,” said John E. Welsh, III, Chairman of the Board. “Mike is an experienced chief executive officer with a proven record of driving performance improvement, delivering long-term growth strategies and enhancing organizational/cultural alignment in both public company and private equity environments. Our Board of Directors unanimously concluded that Mike is best suited to lead General Cable into the future. We have made substantial progress on our previously announced divestiture and restructuring programs focused on simplifying our geographic portfolio, reducing operational complexity and delivering increased returns from our core assets in North America, Europe and Latin America. We believe Mike is well suited to continue to build on this momentum and further strengthen General Cable’s position in order to deliver long-term value for our shareholders, employees and customers.”
Mr. McDonnell, 58, most recently served as Chairman, President and Chief Executive Officer of TPC Group, a $2.5 billion leading processor and producer of value-added products derived from petrochemicals that are sold into a wide range of performance, specialty and intermediate markets. Prior to joining TPC Group in 2011, he was President, Chief Executive Officer and Executive Director of Pregis Corporation, a leading global specialty packaging and hospital supply products company with 47 facilities in 18 countries. Mr. McDonnell holds a Bachelor of Science in Chemical Engineering from Penn State University, a Masters in Economics from the University of Massachusetts, and completed the General Management Program at Harvard Business School.
“I am honored and excited to join General Cable,” said McDonnell. “I am leaving a great company at TPC Group, which I have had the fortune of leading over the past four years where together with the Board and management team we have built a stronger organization and delivered long-term value for all stakeholders. I expect to do the same at General Cable and look forward to working closely with the Board of Directors, executive team and talented and hard-working associates to continue to foster a culture of success. Greg’s leadership has been instrumental in building General Cable into one of the largest wire and cable companies in the world which is well positioned to deliver operational excellence and performance improvement as we continue to focus on optimizing and enhancing the Company’s position in its core strategic markets. I am committed to building upon the Company’s strong foundation to drive long-term value.”
“On behalf of the entire Board of Directors, I would like to thank Greg for his unwavering commitment and dedication to General Cable,” said Welsh. “Greg has worked for General Cable for 32 years and served the last 14 years as President and CEO. He has been a selfless leader, a great business partner and Board member and has led the transformation of General Cable into a global leader in the wire and cable industry. It has been a privilege to serve on the Board with Greg. We are pleased Greg will be available to work together with Mike and with the Board to ensure a successful transition.”

General Cable (NYSE:BGC), a Fortune 500 Company, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.
Contact:
Len Texter
Vice President Finance, Investor Relations
(859) 572-8684